Code of Ethics for CEO, CFO and Senior Financial Officers

This Code of Ethics applies to Ur-Energy Inc.’s Chief Executive Officer (CEO), Chief Financial Officer (CFO), Controller and such other individuals as determined from time to time by the General Counsel and Chief Financial Officer (for purposes of this Code of Ethics, together called “Financial Professionals”). The Corporation expects all employees, in carrying out their job responsibilities, to act in accordance with the highest standards of personal and professional integrity, to comply with all applicable laws, and to abide by the Corporation’s corporate policies and procedures adopted from time to time by the company. This Code of Ethics supplements the foregoing with respect to all Financial Professionals.

The Corporation’s Financial Professionals will:

1.	Engage in and promote honest and ethical conduct, acting with integrity and exercising at all times their best independent judgment;
2.	Avoid actual or apparent conflicts of interest between personal and professional relationships and disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict;
3.	Produce full, fair, accurate, timely and understandable disclosure in reports and documents that the Corporation files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Corporation;
4.	Comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Corporation is a member; and
5.	Promptly report any possible violation of this Code of Ethics to the General Counsel.

All Financial Professionals are prohibited from directly or indirectly taking any action to coerce, manipulate, mislead or fraudulently influence the Corporation’s independent public accountant engaged in the performance of an audit or review of the financial statements of the company for the purpose of rendering the financial statements of the Corporation misleading.

The Audit Committee of the Board of Directors shall approve any waiver or amendment of this Code of Ethics, and any such waiver or amendment shall be disclosed promptly as required by law or SEC regulations.

All Financial Professionals will be held accountable for their adherence to this Code of Ethics. Failure to observe the terms of this Code of Ethics may result in disciplinary action, up to and including termination of employment. Violations of this Code of Ethics may also constitute violations of law, and may result in civil and criminal penalties for the individual, his or her supervisor and/or the Corporation.

If a Financial Professional has any questions regarding the best course of action in a particular situation, he or she should promptly contact the General Counsel. An individual may choose to remain anonymous in reporting any possible violation of this Code of Ethics.